Sproule
ASSOCIATES
LIMITED

Geological and Petroleum Engineering Consultants

Ref.: 3319.15570

November 8, 2005

Enterra Energy Trust
2600, 500 Fourth Ave SW
Calgary AB T2P 2V6

Re: Registration Statement (Form F-10)

Dear Sirs:

With respect to the Registration Statement (Form F-10) and related short-form base shelf prospectus of Enterra Energy Trust, dated November 9, 2005, for registration of up to $500,000,000 of its securities, we hereby consent to the use of and reference to our name and our report, and the inclusion and incorporation by reference of information derived from our reserve evaluation entitled "Evaluation of the P&NG Reserves of High Point Resources Inc. in the Ferrier West Area of Alberta (As of June 30, 2005)", and dated May 16, 2005.

Sincerely,

R.N. Johnson, P.Eng.
Manager, Engineering

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